 Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 11, 2023, (the “Effective Date”), by and between INTENSITY THERAPEUTICS, Inc., a Delaware corporation (“INTENSITY” or “Company”), and Joseph Talamo (the “Employee”) with an address of 123 Harbor Drive, Unit 409; Stamford, CT 06902.

1. Employment. INTENSITY hereby employs the Employee to serve as Chief Financial Officer at INTENSITY in accordance with the terms and provisions of this Agreement, and the Employee hereby accepts such employment with INTENSITY. The first workday is anticipated to be December 11, 2023.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated as hereinafter provided.

3. Compensation. As compensation, including vacation and holidays, for all services rendered by the Employee to INTENSITY pursuant to this Agreement, INTENSITY shall pay to the Employee the amounts noted in Schedule A of this Agreement:

4. Employee Benefits.

(a) Benefits Generally. The Employee shall be entitled to receive and participate in such employee benefits as agreed with INTENSITY and noted in schedule A.

(b) Indemnification Rights. The Employee shall be entitled to indemnification, including advance reimbursement of travel expenses, to the fullest extent permitted by applicable law, and shall be entitled to receive an indemnification agreement with terms equivalent to any indemnification agreement that INTENSITY executes with any of its officers or directors.

5. Description of Duties. During the term of this Agreement, the Employee shall:

(a) Devote for time as needed, professional skills, attention and energies to the fulfillment of the duties customarily associated with such position and outlined in scheduled B, any special projects assigned by the CEO and the accomplishment of the goals provided by the Company to the Employee from time to time; and

(b) Act in accordance herewith, and in all accounts be responsible and responsive to the President and CEO (direct supervisor).

6. General Services. During the term of this Agreement, the Employee shall:

(a) Observe INTENSITY’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation; or employment manual.

(b) Perform his duties hereunder in a manner that preserves and protects INTENSITY’s business reputation; and

(c) Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7. Nondisclosure of Proprietary or Confidential Information and Confidential Communications. The Employee recognizes and acknowledges that the marketing plans, scientific data, intellectual property, know-how, scientific reports, analysis, business plans, databases, study results, preclinical plans, clinical data, clinical plans, business strategy, the names and addresses of INTENSITY’s customers, suppliers, business partners, advisors, collaborators or investors, any trade secrets and any other confidential and proprietary information concerning the business or affairs of INTENSITY including but not limited to scientific and technical information, marketing and business plans, budgets, financial projections, employee information, banking information, financial statements, and strategies (hereinafter collectively referred to as the “Confidential Information”) constitute a valuable, proprietary, special and unique asset of INTENSITY’s business. The Employee further recognizes and acknowledges that any communications, whether written, oral or otherwise, that INTENSITY or any of INTENSITY’s employees has with INTENSITY’s existing or prospective customers, investors, vendors, accountants, partners, collaborators and clients are extremely confidential (hereinafter the “Confidential Communications”). The term Confidential Information shall exclude any information that has been made public through no fault of the Employee.

The Employee shall not, for any reason whatsoever, during or after the termination of his employment with INTENSITY, use, disclose or allow access to, for his own benefit or for that of another, the Confidential Information or the Confidential Communications (or any part thereof) to any person, firm, corporation, association or other entity for any reason or for any purpose whatsoever.

In the event of a breach or threatened breach by the Employee of the provisions of this Section, INTENSITY shall be entitled to an injunction restraining the Employee from so using, disclosing or allowing access to, in whole or in part, the Confidential Information and the Confidential Communications or from rendering any services to any person, firm, corporation, association or other entity to whom the Confidential Information or the Confidential Communications, in whole or in part, have been disclosed or are threatened to be disclosed. Nothing herein shall be construed as prohibiting INTENSITY from pursuing any other remedies available to INTENSITY for such breach or threatened breach, including, but not limited to, the recovery of damages and reasonable attorneys’ fees from the Employee.

Upon termination of this Agreement by either party for any reason, the Employee shall return to INTENSITY any of the Confidential Information, Confidential Communications, charts, company literature, reports, employer credit cards or other proprietary materials of INTENSITY including any laptop or purchased equipment then in the Employee’s possession and all other materials of INTENSITY which the Company requests the Employee to so return.

This Section shall in all respects survive any termination of this Agreement and shall remain in full force and effect thereafter.

8. Covenant Not to Compete; Nonsolicitation of Employees and Customers. The Employee agrees that during the Restricted Period, he shall not directly or indirectly compete with INTENSITY. In construing the foregoing prohibition, except as described in the non-restricted activities (the “Non Restricted Activities” defined below) the Employee shall be deemed to be competing with INTENSITY if he shall become self-employed in, or accept employment with, consult with, render services to or become associated with, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected in any material manner with, or directly or indirectly enter into the employment of, or make a substantial investment in, any corporation, partnership, proprietorship or other type of business organization or entity which engages in, a business (a “Competing Business”) involving activities which directly and materially compete with the lines of business in or with which INTENSITY is then currently involved as defined. The “Restricted Period” shall mean the period of the Employee’s employment with INTENSITY pursuant to this Agreement plus a period of one continuous year thereafter; provided, however, that if the Employee is terminated by INTENSITY without cause or voluntarily terminates his own employment for Good Reason (as those terms are defined below), the Restricted Period shall be coincident with the Post-Termination Period, as defined in Section 13A.

The Employee further agrees that during his employment with INTENSITY and for a period of one continuous year thereafter he shall not solicit any of INTENSITY’s employees, existing customers or prospective customers (of which the Employee is then currently aware), affiliated research institutions or scientists, on behalf of himself or any Competing Business.

This Section 8 shall in all respects survive any termination of this Agreement and shall remain in full force and effect during the period specified in this Section 8.

9. Assignment of Rights. Any and all information, data, inventions, discoveries, materials, processes, notebooks and other work product which the Employee conceives, develops, produces or acquires during his employment with INTENSITY, which directly or indirectly relates to work performed for INTENSITY, shall be the sole and exclusive property of INTENSITY. The Employee shall promptly execute any and all documents necessary and take such further actions as INTENSITY may deem necessary to assign any and all of the Employee’s right, title and interest in such property to INTENSITY.

10. Intellectual Property. During the Employee’s employment at INTENSITY, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of INTENSITY shall deem necessary or useful in order to obtain and maintain patent, trademark, copywrite, or other intellectual property protection for INTENSITY’s products or services. After the termination date of his employment with INTENSITY, the Employee shall use reasonable efforts to assist INTENSITY on intellectual property matters as they relate to his employment, and INTENSITY shall reasonably compensate the Employee for his time and expense.

11. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by INTENSITY or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of INTENSITY. The Employee will return to INTENSITY all such materials and any property (including computers, hard drives, flash drives) as and when requested by INTENSITY. In any event, and whether or not INTENSITY so specifically requests, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee will not retain any such material or property or any copies thereof after such termination.

12. Non-Restricted Activities. During the term of this Agreement, the Employee shall not engage in any business activities or ventures competitive to the business activities of INTENSITY without the express prior written consent of INTENSITY’s President; provided, however, that nothing in this Agreement shall be construed as preventing the Employee from engaging in customary charitable activities.

13. Termination.

The Employee is considered an “at will” employee and Employee may be terminated by either INTENSITY or the Employee, at any time for any or no reason. INTENSITY may determine the Employee’s final day of employment hereunder. The date specified in any notice of termination as the Employee’s final day of employment shall be referred to herein as the “Termination Date.”

In the event of the Employee’s voluntary termination, then the Employee shall, at the request of the President of INTENSITY, continue as an employee of INTENSITY for an additional thirty (30) day period after the Termination Date for the purpose of assisting INTENSITY in locating and training a suitable replacement for the Employee. During such additional period, the Employee shall be entitled to full compensation and any agreed upon benefits and the Employee shall continue to be bound by all of the terms contained herein. Any such extended term shall extend the Post-Termination Period by an equal number of days.

C. Disability.

(a) If the Employee shall be disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement, INTENSITY may remove the Employee from any responsibilities and/or reassign the Employee to another position with INTENSITY during the period of such disability.

(b) If any question shall arise as to whether during any period the Employee is disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions, the Employee may, and at the request of INTENSITY, submit to INTENSITY a certification in reasonable detail by a physician selected by INTENSITY, to whom the Employee or the Employee’s guardian has no reasonable objection, as to whether the Employee is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee shall fail to submit such certification, INTENSITY’s determination of such issue shall be binding on the Employee. Nothing in this Section 13(C)(b) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

D. Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Employee under this Agreement shall terminate on the date of termination of the Employee’s employment under this Agreement. Any equipment purchased by the Company for the employee including lap top computers must be returned to Company.

E. No Right to Continuing Employment. The Employee agrees that nothing contained in this Agreement shall be construed to give the Employee a right to continuing employment beyond the Termination Date.

14. Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with INTENSITY in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of INTENSITY which relate to events or occurrences that transpired while the Employee was employed by INTENSITY. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of INTENSITY at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with INTENSITY in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by INTENSITY. INTENSITY shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 14.

15. No Assignment. The Employee acknowledges that the services to be rendered by his pursuant to this Agreement are unique. Accordingly, the Employee shall not assign any of his rights or delegate any of his duties or obligations under this Agreement.

16. Severability. Subject only to the reformation of time, geographical, and occupational limitations as set forth in the next section, all of the terms and provisions contained in this Agreement are severable and, in the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be deemed unenforceable or invalid by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared unenforceable or invalid, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Reformation of Time, Geographical, and Occupational Limitations. In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.

18. Specific Performance. Both parties recognize that the services to be rendered under this Agreement by the Employee are special, unique and of an extraordinary character, and that in the event of breach by the Employee of the terms or conditions of this Agreement to be performed by his, INTENSITY shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement to enforce the specific performance thereof by the Employee, or to enjoin the Employee from engaging in such activity, but nothing contained herein shall be construed to prevent such other remedy in the courts, in case of any breach of this Agreement by the Employee, as INTENSITY may elect to invoke.

19. Connecticut Law; Choice of Forum. This Agreement shall be governed, construed and interpreted by and in accordance with the laws of Connecticut, without reference to its principles of conflicts of laws. Any actions concerning enforcement of this Agreement or in any way relating to the subject matter of this Agreement shall be litigated only in Connecticut state or federal courts of proper jurisdiction and venue. Each party hereto expressly agrees to submit to such jurisdiction and venue for the purposes of this Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and replaces all prior agreements, promises, representations and understandings between INTENSITY and the Employee whatsoever concerning the limited subject matter hereof (other than stock purchase or other equity arrangements). There are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

21. Assignment; Successors and Assigns, etc. Neither INTENSITY nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that INTENSITY may assign its rights under this Agreement without the consent of the Employee in the event that INTENSITY shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon INTENSITY and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

22. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section may not be waived except as herein set forth.

23. Section Headings. The section headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

24. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

25. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing, sent by certified or registered mail, return receipt requested, in the case of notice to INTENSITY, to INTENSITY principal executive offices, attention: President or in the case of notice to the Employee, to the most recent residence address of the Employee appearing in INTENSITY’s records, or to such other address as such party may specify in writing.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year here above first written.

INTENSITY THERAPEUTICS, INC.

By:	/s/ Lewis H. Bender
Agreed and Accepted

		By:	/s/ Joseph Talamo
Employee

Schedule A

●	Annual Salary: Three hundred and seventy thousand dollars ($370,000), paid at a bi-weekly rate of $14,230.76, subject to tax and other customary deductions in accordance with the Company’s normal payroll procedures.

●	Bonus: Subject to the approval of the Board of Directors you may be eligible to earn an annual discretionary bonus of up to 35% of your base salary. The amount of this bonus is based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 31st of the following calendar year on a pro-rata basis.

●	Vacation: unlimited; however, you must obtain approval of any days taken in advance by your supervisor (CEO); there are 10 paid holidays.

●	Stock Options subject to final board approval: Eighty Thousand (80,000) incentive stock options per our employee option plan with a vesting schedule as follows; 25% at 1 year from the start date, 25% at 2 years, 25% at 3 years, 25% at 4 years.

●	Termination without Cause: Following 3 months of employment, should you be terminated without Cause (defined below), or by your resignation for Good Reason (defined below), the Company shall pay you, as a lump sum severance payment, subject to tax and other customary deductions, at the time of such termination, an amount equal to 1 month of base salary during your first year of employment and an additional 1 month of base salary following each year of your employment anniversary, up to a maximum amount of 6 months of base salary, provided that you provide the Company with a fully-executed general release of claims in a form satisfactory to the Company and allow such release to become effective by its terms (the “Release Requirement”). You must be actively employed full-time in order for any such payments to be made.

●	If there is Termination “For Cause”, as defined below, then no such severance payments will be paid.

●	Termination For Cause: Termination for Cause (“Cause”) ensues when the employee’s actions are against Company policy, illegal, or may lead to serious repercussions for the Company, its employees or corporate partners. Termination of employee services with Cause may be necessitated by a serious violation of the company’s code of conduct, inappropriate disclosure of confidential information or trade secrets, or continuous poor performance as determined by the Board of Directors. Cause also includes dereliction of duties, poor relationships with other employees, sexual harassment, or treatment of external parties or partner companies that results in negative outcomes for the Company with such parties.

●	Termination for Good Reason: Termination for Good Reason shall be defined as; a significant reduction in responsibilities or authority as an executive, a decrease in material benefits or compensation not due to financial distress of the Company, relocation of Company’s current corporate offices to more than 50 miles further away from your current home. You will have to report an such an adverse event within 60 days. A Good Reason termination requires you to give prior written notice before terminating for Good Reason 30 days in advance.

●	Change in Control: If there is a Change in Control of the Company (as defined below) and your employment is concurrently with such Change in Control or within six months after such Change in Control terminated (i) by the Company without Cause, or (ii) by your resignation for Good Reason, then in addition to your rights under the Company’s employee benefits plans and in addition to your right to receive your accrued but unpaid Base Salary and your expense reimbursements, the Company shall pay you, as a lump sum severance payment, subject to tax and other customary deductions, at the time of such termination, an amount equal to 4 months of base salary following your one year employment anniversary, 5 months of base salary following your second year employment anniversary and capped at 6 months of base salary following your third year employment anniversary, provided that you provide the Company with a fully-executed general release of claims in a form satisfactory to the Company and allow such release to become effective by its terms (the “Release Requirement”).

For the purpose of this Agreement, a Change of Control occurs for purposes of a Company stock plan in accordance with the definition contained therein, and for all other purposes a Change of Control occurs if: i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (ii) one person (defined for the purposes of this paragraph to mean any person within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

●	Benefits: Participation in our group insurance such as medical and dental in accordance with the terms and conditions of each plan.

●	Retirement: Participation in the Company’s 401k plan with 3% match.

●	Holidays: 10 paid holidays (below) per year, the exact dates to be set each year.

For 2023:

▪	New Year’s Day
▪	Martin Luther King Day
▪	President’s Day
▪	Memorial Day
▪	Independence Day July 4
▪	Labor Day
▪	Thanksgiving
▪	Day after Thanksgiving –
▪	Christmas Day –
▪	Floating Holiday – Chosen by Employee

Schedule B

Chief Financial Officer

The Chief Financial Officer will serve as an integral member of the executive management team, reporting to the CEO. Incumbent will be a closely allied financial, strategic and operational partner with the CEO in supporting Intensity’s drug development and commercialization efforts over the next several years.

The CFO will lead the execution of our c financial reporting, cash management, budgeting, stock option and warrant management, SEC interactions, including the philosophy for long-range portfolio and organization planning, corporate partnership strategies, in collaboration with the CEO the corporate fund raising and investor activities and functional execution of these plans.

Position Responsibilities Include:

●	Infuses discipline, innovation, and momentum to Intensity’s financial and business operations, strategic planning and corporate development.

●	Together with the Principal Accounting Officer, works directly with the company’s auditors, accounting and tax firms to achieve proper financial controls and reporting while minimizing costs,

●	Plays an important role in driving long-term financial objectives of the company, a task involving all necessary preparation and representation of the company to institutional investors and managing the capital markets strategy.

●	Helps to establishes and develop strategic partnerships, joint ventures, or collaborations on internal programs in concert with the overall corporate plan.

●	In collaboration with CEO, research and outside counsel, develops IP strategy and process.

●	Provides strong financial management across all aspects of the company and leadership of business/financial planning, reporting, and analysis as the company continues to evolve.

●	Identifies and supports strategic business opportunities (Corp Dev and Bus Dev): relationship sourcing, establishment of diligence room and core positioning, asset diligence, negotiating, and contracting.

●	Accountable for the financial and capital strategy.

●	Defines and establishes NPV estimates, budget projections, financial models and update as needed.

●	Builds and refreshes corporate deck for investor interactions and messaging, drafts or works with IR/PR firm to draft press releases.

●	Responsible for the 10Q and 10K documents and all SEC or governmental filings (e.g. taxes).

●	With CEO, represents company externally at investor, business, and other conferences.

●	Leads interactions with external stakeholders that support internal development efforts.

●	Drives additional corporate projects as needed.

Qualifications:

●	Minimum of B.Sc. degree in accounting or finance with a CPA.

●	10+ years of successful progression in life sciences as a CFO.

●	Life sciences background is highly desirable.

●	Accomplished financial executive capable of directing the managerial economics of the company’s operations and serve as external representative with institutional investors, market analysts, and potential industry partners.

●	Investor and banker contacts a plus.

●	Successful track record in clinical stage company strongly preferred.

●	Excellent interpersonal and verbal and written communications skills with a high degree of attention to detail and quality.

●	Abstract problem solving, and strong negotiation skills required.

●	Comfort with financial modeling or review.

●	Adaptability, flexibility, independence, and resourcefulness to both lead a big vision strategy while also willing to roll-up-sleeves and multi-task to thrive in a growing environment.

●	Should have both large and small biotech company experience.

●	Ability to hold oneself and others accountable for commitments in a positive and effective manner.